EXHIBIT 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

December 2, 2022

Amgen Inc. (“Amgen”)

Possible offer for Horizon Therapeutics plc (“Horizon”)

Announcement for the purposes of Rule 2.12 of the Irish Takeover Panel Act 1997,

Takeover Rules, 2022 (the “Irish Takeover Rules”)

Further to the announcement made by Horizon under Rule 2.4 of the Irish Takeover Rules on November 29, 2022, Amgen confirms for the purposes of Rule 2.12 of the Irish Takeover Rules that any offer by Amgen for Horizon is, or is likely to be, solely in cash.

Accordingly, there are no disclosure requirements under Rule 8.3(a) of the Irish Takeover Rules in relation to relevant securities of Amgen.

There can be no certainty that an offer will be made, or as to the terms on which any offer might be made.

A further announcement will be made as appropriate.

In accordance with Rule 26.1 of the Irish Takeover Rules, a copy of this announcement will be made available at www.amgen.com no later than 12 noon (Irish time) on the business day following the date of this announcement. The content of any website referred to in this announcement is not incorporated into and does not form part of this announcement.

Enquiries:

Amgen

Jessica Akopyan (media)	+1 805 440 5721
Arvind Sood (investors)	+1 805 447 1060

Statement required by the Irish Takeover Rules

The directors of Amgen accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the directors (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

General

The release, publication or distribution of this announcement in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this announcement are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any restricted jurisdiction. Persons receiving this announcement (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, Amgen disclaim any responsibility or liability for the violations of any such restrictions by any person.

This announcement is not intended to, and does not, constitute or form part of (i) an offer or invitation to purchase or otherwise acquire, subscribe for, tender, exchange, sell or otherwise dispose of any securities; (ii) the solicitation of an offer or invitation to purchase or otherwise acquire, subscribe for, tender, exchange, sell or otherwise dispose of any securities; or (iii) the solicitation of any vote or approval in any jurisdiction, pursuant to this announcement or otherwise.